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                                                                    Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-127085 on Form S-3 of Psychiatric Solutions, Inc. of our report dated March 14, 2003 (April 8, 2003 as to Note 19), relating to the financial statements of Ramsay Youth Services, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Ramsay's method of accounting for goodwill and other intangible assets, effective January 1, 2002), appearing in the Amendment No. 2 to Registration Statement No. 333-110206 of Psychiatric Solutions, Inc. on Form S-2, incorporated by reference into this Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Miami, Florida
August 31, 2005